APPLERA CORPORATION'S THREE BUSINESSES - APPLIED BIOSYSTEMS, CELERA GENOMICS
                            AND CELERA DIAGNOSTICS -
               IN COMPREHENSIVE PROGRAM TO COMMERCIALIZE PRODUCTS
                     BASED ON DISCOVERIES FROM HUMAN GENOME

        Program to Focus on SNPs, Gene Expression and Disease Association
                 Conference Call To Be Held Today at 10 a.m. ET

Norwalk, CT -- July 24, 2001 -- Applera Corporation today announced the next phase of its genomics strategy -- a comprehensive program for commercializing products derived from information obtained through analysis of the human genome. These products will be based on the identification of variations in the sequence and expression of genes, and their association with disease and therapy. This program is being implemented by Applera's three businesses - Applied Biosystems Group (NYSE:ABI), Celera Genomics Group (NYSE:CRA) and Celera Diagnostics, a joint venture of Applied Biosystems and Celera Genomics.

The program is designed to leverage the combined scientific and commercial expertise of the Applera businesses, discover genetic variations called SNPs (single nucleotide polymorphisms) in genes and regulatory regions, identify disease-related gene associations, monitor how genes are expressed, and develop and market products based on those discoveries. It is expected to be one of the most comprehensive efforts yet undertaken to mine the information content of the human genome and transform that information into novel therapeutic, diagnostic and research products.

"The three Applera businesses are uniquely positioned to make and facilitate discoveries that could lead to powerful new tools to address disease," said Tony
L. White, chief executive officer of Applera Corporation. "Three years ago, we launched our project to sequence the human genome with this in mind. We have always believed that the value of the human genome lies in the interpretation of its content. Today, with industrial scale discovery and bioinformatics capabilities in place, we are opening new routes to commercialization of that information. Over the next year, Applera plans to invest approximately $75 million, at our cost, to be funded equally by its three businesses, to initiate a program to capitalize on the discovery foundation we have built. These funds will be used for a resequencing effort, to develop validated reagent sets and to initiate disease association studies."

"One of the biggest challenges in health care today is improving the productivity of the discovery process," Mr. White added. "This Applera project is expected to yield information and tools that could make it possible to cost effectively identify, and therefore address, the medically relevant differences among individuals."

Celera Genomics: Comprehensive Discovery Program

Celera Genomics built the world's largest DNA sequencing facility to obtain the sequence of the human genome, as well as those of the mouse and rat. These medically important genomes are permitting powerful comparative approaches to improve interpretation of the annotated human genome. Through Celera's whole genome shotgun sequencing of five individuals, the group has identified approximately 30,000 genes and amassed a database of more than three million candidate SNPs. Using its industrial-scale genomics factory and bioinformatics expertise, Celera expects now to resequence the genes and regulatory regions in the DNA from 40 to 50 individuals, selected to reveal a dense set of SNPs and associated haplotypes with health related implications. While Celera's database currently contains approximately three million SNPs, less than two percent are found in genes. Celera's new effort will focus on the discovery of SNPs and haplotypes in genes, which Celera considers to be more important to medicine. The overall Applera project is also expected to determine which of the genes predicted by the initial Celera sequencing effort actually code for proteins.

Celera intends to use the information discovered in this project in its internal drug discovery efforts to improve predictive efficacy and toxicity of drug candidates, and as a basis for collaborations with pharmaceutical partners. Eventually this information is expected to become a new database product incorporated into the Celera Discovery System(TM) for sale to subscribers. Celera expects to realize further revenue from this program in three additional ways -- by licensing discoveries made by Celera to outside partners in the near term, by establishing therapeutic area collaborations with partners in the medium term, and through proprietary drug development in the longer term.

Applied Biosystems: Genome Wide Assay Sets

Applied Biosystems plans to use the data generated by the Applera discovery program to build large sets of validated assays for use by the research community in studying gene expression and genetic variation. Creation of these genome-wide assay sets could represent a potential business opportunity that may be larger than any addressed by Applied Biosystems in the past.

Hundreds of thousands of new reagents are needed to capitalize on the information flow from large scale sequencing programs. During the last few quarters, Applied Biosystems has laid the groundwork for meeting this market need by significantly increasing the scale of its facilities for manufacturing oligonucleotides. The validated assay sets are expected to be developed based on reagents used with the Applied Biosystems Sequence Detection Systems (SDS) platform, and are expected to allow researchers to make new discoveries across the entire genome. The SDS systems provide SNP detection and gene expression quantitation useful in basic research for studying topics such as the interaction between genes and the environment, and in pharmaceutical research. It is expected that the assay sets will also be run on Applied Biosystems microarray-based platforms being developed internally and with partners.

Celera Diagnostics: High Capacity Gene Expression, Genotyping Facility for Disease Association Studies

Celera Diagnostics will play a key role in this discovery project by establishing an industrial-scale facility for high volume genotyping and gene expression studies, incorporating the Applied Biosystems SDS platform. This new facility will be used for large-scale disease association studies, ultimately aimed at identifying new diagnostic markers. It should also support Celera's therapeutic target discovery program.

Within a few months, the new Celera Diagnostics genotyping and gene expression facility is expected to produce millions of genotypes per day in large studies of thousands of clinical samples. It is also expected to be capable of analyzing thousands of genes per day to compare expression differences in samples from healthy and diseased populations, including genes expressed at very low levels. These activities are expected to be important in the development of an expanded intellectual property portfolio for Applera and the planned commercialization of new diagnostic products.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 10 a.m. (ET) with investors and media to discuss this announcement. Investors, securities analysts, and representatives of the media calling from the US or Canada who would like to participate should dial 1-877-224-6685 (ask for Scientific Review call) between 9:45 and 10:00 a.m. International participants should call (+1) 706-634-4992. A conference call replay will be available two hours after the call's completion by calling 1-800-642-1687 (U.S. and Canada) and (+1) 706-645-9291 (international). Replay code is 1379859. The conference call replay will be available for 15 days. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit either www.applera.com and go to the Investor Relations section of the web site, or www.appliedbiosystems.com and go to the Latest News section, or www.celera.com and go to the Investor Center section. The webcast will be archived for seven days following the conference call.

Applera Corporation, comprises two operating groups. The Applied Biosystems Group develops and markets instrument-based systems, reagents, software and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA) and proteins to make scientific discoveries, leading to the development of new pharmaceuticals, and to conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA. The Celera Genomics Group, an integrated source of genomic and related medical information headquartered in Rockville, MD, is evolving to become a next generation therapeutic discovery company. Celera intends to leverage its industrialized approach to biology to develop platforms for enabling these new discoveries both for its own internal product development and for its customers, including collaboration partners and subscribers. Celera Diagnostics has been established as a joint venture between Applied Biosystems and Celera Genomics. This new venture is focused on discovery, development and commercialization of novel diagnostic tests. Further information on Celera Diagnostics will be available when the financial results of Applied Biosystems and Celera Genomics are released on Thursday, July 26. Information about the Company, including reports and other information filed by the Company with the Securities and Exchange Commission, is available on the worldwide web at www.applera.com or by phoning 1-800-762-6923.

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "intend," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are based on Applera Corporation's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These factors include but are not limited to: (1) uncertainty that the program will identify medically relevant genes and SNPs that can become the targets for new assays or diagnostic or therapeutic products; (2) rapidly changing technology and scientific methods in the field could result in the proposed program being less successful than anticipated; (3) the value of products developed from the program may depend on patent protection which may not be sufficiently available; (4) dependence on the unique expertise of Applera's scientific and management staff; (5) sales of assays by Applied Biosystems will be dependent on spending policies of commercial customers and funding by governments; (6) the size of the revenue opportunity, if any, for Applied Biosystems is uncertain; (7) Applied Biosystems' ability to manufacture the variety and volume of reagents anticipated is unproven; (8) Applied Biosystems and its partners may not be successful in developing microarray-based platforms; (9) uncertainty that Celera will be able to develop a new commercial database product based on the information generated by the program; (10) uncertainty of Celera's ability to generate other sources of revenue from the program's discoveries, if any, including collaborations with pharmaceutical partners; (11) Celera Diagnostics is a new and developing business entity and its ability to operate an industrial-scale facility for high volume genotyping and gene expression studies, to conduct large-scale disease association studies, and to develop diagnostic markers and proprietary molecular diagnostic products is unproven; (12) electricity shortages and earthquakes in California could disrupt operations of Applied Biosystems and Celera Diagnostics; and (13) other factors that might be described from time to time in Applera Corporation's filings with the Securities and Exchange Commission.

Copyright (c) 2001. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, and Celera Genomics are registered trademarks of Applera Corporation or its subsidiaries in the U.S. and certain other countries.


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